Exhibit 99.1

News Release

Contact:	Constance Bienfait Vice President Investor Relations & Corporate Communications Metabasis Therapeutics, Inc. (858) 622-5575

METABASIS THERAPEUTICS ANNOUNCES CS-917 PHASE 2b CLINICAL TRIAL
RESULTS AND REPORTS ON STATUS OF PRADEFOVIR

*Company to hold conference call and webcast at 9:00 ET

SAN DIEGO, CA — July 17, 2007— Metabasis Therapeutics, Inc. (Nasdaq: MBRX), a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs for the treatment of metabolic and liver diseases by targeting the liver and liver pathways, announced today that it has been informed by its strategic collaborator, Daiichi Sankyo, of its initial review of results from a three-month Phase 2b clinical trial of CS-917 in patients with type 2 diabetes. Metabasis also reported on the status of pradefovir.

With respect to CS-917, Daiichi Sankyo advised the Company that the results from the recently completed Phase 2b trial showed that the product candidate failed to significantly lower the placebo-adjusted level of glycosylated hemoglobin (HbA1c), a measure of glucose load, at either of the two doses tested. The study involved 392 patients, divided amongst four treatment arms.  Two groups received CS-917 at 50 mg BID and 100 mg BID respectively, the third group received metformin at 850 mg BID and the fourth group received a placebo. The mean HbA1c level at the start of the study was approximately 7.6-7.7%. The placebo adjusted HbA1c level at the end of three months’ treatment was unchanged at the low dose and there was a 0.17% decrease (p=0.1256) in the group treated with the high dose of CS-917. Metformin treatment resulted in a placebo-adjusted decrease of HbA1c of 0.50% (p<0.0001). CS-917 appeared to be safe and well tolerated in this patient population. Daiichi Sankyo and Metabasis are continuing to evaluate the results.

CS-917, a compound for the treatment of type 2 diabetes, is a prodrug of an orally active, potent and selective inhibitor of fructose-1, 6-bisphosphatase (FBPase), a regulatory enzyme in the pathway responsible for the production of glucose in the liver, known as the gluconeogenesis pathway. CS-917 was discovered by using Metabasis’ proprietary NuMimetic™ technology, and is being developed by Daiichi Sankyo pursuant to a licensing agreement between Metabasis and Daiichi Sankyo.

“We are surprised and disappointed by the results we have seen so far in this important Phase 2b clinical trial, especially after the promising preclinical and early clinical results from smaller 14-day and 28-day studies,” commented Dr. Mark Erion, executive vice president of research and development and chief scientific officer.  “We have many unanswered questions at this point. For example, the fasting plasma glucose levels and HbA1c levels in patients at the start of the Phase 2b trial were substantially lower than were studied in the previous Phase 2a clinical trials. We want to explore if this could have impacted the results. This is but one of many factors we plan to evaluate. We expect to work closely with Daiichi Sankyo over the coming weeks to analyze and compare the outcomes of this and previous trials. These efforts may help the Metabasis team to determine the impact of these findings on CS-917 and the gluconeogenesis inhibitor class of drug candidates, including MB07803.”

-more-

Dr. Paul Laikind, president and chief executive officer stated, “We are certainly disappointed with the CS-917 results, but we are hopeful that further review of the data will give us insight that will allow the continued development of this potentially important new approach for treating type 2 diabetes.”

Metabasis also announced today that it has been informed by Schering-Plough Corporation (NYSE: SGP) of its intention to terminate the agreements it entered into with Metabasis and Valeant Pharmaceuticals International (NYSE: VRX) last December for the development and commercialization of pradefovir and to return all rights to the product back to Metabasis

Promising results from a Phase 2b study for pradefovir, a product candidate discovered by Metabasis for the treatment of chronic hepatitis B, were reported by Valeant, a previous licensee for the product candidate, in 2006. However, as reported previously, after Schering-Plough was granted exclusive worldwide development and commercial rights to pradefovir, 24-month oral carcinogenicity studies in mice and rats were completed with findings of increased incidence of cancer at the higher doses. As a result of these findings and other considerations, Schering-Plough has now made the decision to terminate the agreements.

“Schering-Plough had not yet initiated their clinical development activities on pradefovir when the carcinogenicity study results came to light, thus while we are certainly disappointed, we are not overly surprised by their decision,” commented Dr. Laikind. “It is our understanding that Schering-Plough made their decision to terminate for many reasons, however, it does not necessarily mean the development and approval of pradefovir is not feasible. Over the coming months, we will carefully review the clinical and toxicology results and other factors to determine the future of pradefovir.”

“As our stakeholders know, we have a number of other exciting programs at the clinical and preclinical stage at Metabasis,” continued Dr. Laikind. “For instance, MB07811, our product candidate for the treatment of elevated cholesterol, is currently being evaluated in an important clinical trial and represents a major market opportunity if a successful product. We also recently reported promising data on MB07133, our clinical stage product candidate for primary liver cancer. Regardless of the outcome of the CS-917 data analyses, we remain excited about the prospects for our product pipeline and the future of Metabasis.”

Conference Call:
Metabasis will host a conference call and live webcast to discuss today’s announcements at 9:00 a.m. Eastern Time (6:00 a.m. Pacific Time) today. Individuals interested in participating in the call may do so by dialing 866-202-1971 for domestic callers and 617-213-8842 for international callers. Please specify to the operator that you would like to join the “Metabasis Conference Call.” The conference call will be webcast live on the Metabasis website at www.mbasis.com, under the Investors section, and will be archived there for 30 days following the call. Please connect to Metabasis’ website several minutes prior to the start of the call to ensure adequate time for any necessary software download.

About Metabasis (www.mbasis.com):
Metabasis Therapeutics is a biopharmaceutical company focused on the discovery, development, and commercialization of novel drugs to address some of the world’s most widespread and costly chronic diseases. By applying our proprietary technologies and scientific expertise, including unique capabilities for targeting the liver and liver pathways, the Company

-more-

has established a pipeline that includes preclinical and clinical product candidates targeting metabolic diseases such as diabetes, hyperlipidemia and obesity, as well as liver diseases such as hepatitis and primary liver cancer. Metabasis has developed several proprietary technologies for use in discovering and optimizing drugs, including the NuMimetic™ and HepDirect® technologies. Metabasis is continuing to identify and develop new product candidates using its proprietary technologies and expertise.

Forward-Looking Statements:
Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to: the initiation, progress, completion and results of pre-clinical and clinical trials of pradefovir. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Metabasis’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, substantial risks and uncertainties related to any future development of either CS-917 or pradefovir; the fact that positive results obtained during early development do not necessarily mean later development will succeed; whether additional analysis of clinical and toxicology results will in any way support continued development of either product candidate or MB07803; serious adverse side effects or inadequate efficacy of, or serious adverse events related to, pradefovir; the scope and validity of intellectual property protection for pradefovir, proprietary technologies and their uses; competition from other pharmaceutical or biotechnology companies; Metabasis’ ability to obtain additional financing to support its operations; and other factors discussed in the “Risk Factors” section of Metabasis’ Quarterly Report on Form 10-Q for the three months ended March 31, 2007 and in Metabasis’ other filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement. Metabasis is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

###